Confidential Treatment Requested by Reynolds Consumer Products Inc.

Pursuant to 17 C.F.R. Section 200.83

Exhibit 10.11

July 8, 2019

Michael Graham

CFO, Reynolds Consumer Products

Dear Michael:

As we have discussed, a critical component of our ongoing business strategy for Reynolds Consumer Products will be to explore opportunities for the business that could lead to an Initial Public Offering (IPO) of the business or potentially a divestiture of the associated business entities. Your assistance is needed by Reynolds as we work through this process to help prepare the business for a successful transaction. In light of this, we are offering you a special Transaction Success bonus (“Bonus”) that will become payable if a successful IPO is concluded or if there is a sale of the business by June 30, 2020.

If an IPO transaction is completed, your potential bonus will be $798,716. Fifty percent (50%) of this bonus ($399,358) will be paid to you 30 days after the effective date of an IPO, so long as you do not voluntarily leave your employment with the succeeding entity during that time. You will be paid the remaining fifty percent (50%) of this bonus six (6) months after the effective date of an IPO, so long as you do not voluntarily leave your employment with the succeeding entity during that time. This bonus is a gross amount and is subject to all applicable tax withholding requirements. This bonus will not be treated as compensation for any purpose under any benefit plans or programs, unless statutorily required.

If a sales transaction is completed, your potential bonus will be $1,198,074. Fifty percent (50%) of this bonus ($599,037) will be paid to you 30 days after the effective closing date of a sale, so long as you do not voluntarily leave your employment with the succeeding entity during that time. You will be paid the remaining fifty percent (50%) of this bonus six (6) months after the closing date, so long as you do not voluntarily leave your employment with the succeeding entity during that time. This bonus is a gross amount and is subject to all applicable tax withholding requirements. This bonus will not be treated as compensation for any purpose under any benefit plans or programs, unless statutorily required.

Because of the significance of this strategic effort, and given that you are one of a select group of employees to be offered this opportunity, it is of utmost importance that you keep this offer and all its terms entirely confidential.

Thank you for your willingness to assist the team during this endeavor and for your help in ensuring the success of this very important process for Reynolds Consumer Products.

Sincerely,

//s// Lance Mitchell
Lance Mitchell
Chief Executive Officer
Reynolds Consumer Products